Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form F-3 of our reports dated April 6, 2010, relating to the consolidated financial statements of Crucell N.V. and its subsidiaries, and the effectiveness of Crucell N.V. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 20-F of Crucell N.V. and its subsidiaries for the year ended December 31, 2009, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ Deloitte Accountants B.V.
June 25, 2010